SONENDO ANNOUNCES NEW LEADERSHIP IN OPERATIONS AND R&D

LAGUNA HILLS, Calif. – April 6, 2023 – Sonendo, Inc. (NYSE: SONX), a leading dental technology company and developer of the GentleWave® System, today announced changes to its leadership team. Andrew Kirkpatrick, chief operating officer, is stepping down from the position of Chief Operating Officer, effective June 1, 2023, to pursue new opportunities. The Company has also created two new roles to continue its focus on operational improvement and innovation. Effective May 1, 2023 John McGaugh will be joining the Company as vice president of Operations and earlier this year the Company promoted Kevin Yein to vice president, Research & Development.

“Since joining the Company in 2020, Andy has been a valuable member of the executive team, working to build a scalable operations organization for the future and addressing unprecedented global supply chain challenges during 2022,” said Sonendo President and CEO Bjarne Bergheim. “We appreciate Andy’s contributions to the Company and wish him the best as he pursues other goals.”

To continue our focus on developing a scalable operations organization and improving our gross margin profile, Sonendo has hired John McGaugh as vice president, Operations. Mr. McGaugh brings more than 20 years of global manufacturing and supply chain operations experience and leadership to Sonendo. He previously held leadership positions at companies such as Abbott Vascular, Boston Scientific, and American Medical Systems, developing expertise navigating the challenges of scalability and high growth manufacturing. Most recently at Abbott Vascular, he led a team of over 1500 employees and executed strategic initiatives to improve productivity, deliver significant cost savings, and optimize manufacturing networks, resulting in improved margins and cost reductions.

“Improving gross margins is a critical initiative for Sonendo, and we believe John’s expertise and experience makes him a great fit for our needs and opportunities. He has a proven track record in manufacturing, supply chain optimization, and installed base performance support – and that combination of experience is essential for us at this stage of our development to allow us to continue to scale, to develop stronger margins, and to support our commitment to technology innovation,” said Mr. Bergheim.

Sonendo also promoted Kevin Yein to vice president R&D earlier this year. Mr. Yein joined Sonendo in early 2020 and since then has helped to grow and develop the R&D organization and processes while driving some of the Company’s most important product development initiatives, including the innovative CleanFlow technology and GentleWave G4 System, both introduced in 2022. Prior to Sonendo, Mr. Yein led engineering and product development processes and programs for over a decade at Beckman Coulter, a Danaher Corporation, and also at L3Harris, a defense contractor.

"We’re excited to see Kevin in this new, expanded leadership role in the R&D organization. Over the last year, he’s taken on additional responsibilities in R&D to drive delivery of critical new innovations, and we are confident that he’s going to deliver on our roadmap while further developing a world class R&D team,” said Mr. Bergheim.

Both Mr. McGaugh and Mr. Yein will report to Bjarne Bergheim and serve as members of the Company’s management team.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy, and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices and offers patients an effective, less invasive, and less painful alternative to traditional root canal therapy.

Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

Investor Contact:

Gilmartin Group

Greg Chodaczek

IR@Sonendo.com